Exhibit 4.18

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Execution Version

Royalty Bond Support Agreement Between
Genfit S.A.

AND

HCRX Investments HoldCo, L.P.

Dated as of January 30, 2025

Table of Contents

Page
ARTICLE I Definitions; Interpretation    2
Section 1.1    Definitions.    2
Section 1.2    Certain Interpretations    10
ARTICLE II CLOSING    11
Section 2.1    Closing    11
Section 2.2    Conditions to the Subscriber’s Obligations    11
Section 2.3    Conditions to Issuer’s Obligations    12
ARTICLE III Issuer’s Representations and Warranties    13
Section 3.1    Existence    13
Section 3.2    Authorization    13
Section 3.3    Enforceability    13
Section 3.4    Absence of Conflicts    13
Section 3.5    Consents    13
Section 3.6    Litigation    14
Section 3.7    Compliance with Laws    14
Section 3.8    Brokers Fees    14
Section 3.9    License Agreement    14
Section 3.10    Title to Receivables    16
Section 3.11    Intellectual Property    16
Section 3.12    Indebtedness.    18
Section 3.13    Solvency.    18
Section 3.14    Tax Matters.    18
ARTICLE IV Subscriber’s Representations and Warranties    18
Section 4.1    Existence    18
Section 4.2    Authorization    18
Section 4.3    Enforceability    19
Section 4.4    Absence of Conflicts    19
Section 4.5    Consents    19
Section 4.6    Litigation    19
Section 4.7    Brokers Fees    19
Section 4.8    Financing    19
ARTICLE V COVENANTS    19
Section 5.1    Performance of License Agreement    19

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Section 5.2    Payments; Offsets by Licensee    20
Section 5.3    Licensee Consent; License Agreement Correspondence    21
Section 5.4    Inspections and Audits    21
Section 5.5    Amendments of the License Agreement    23
Section 5.6    Enforcement of the License Agreement    23
Section 5.7    Termination of the License Agreement    24
Section 5.8    Prosecution and Maintenance of Patents    25
Section 5.9    Enforcement and Defense of Patent Rights    25
Section 5.10    Approval of Assignments of the License Agreement; Adverse Claims    26
Section 5.11    Confidentiality    27
Section 5.12    Public Announcements    28
Section 5.13    Licensee Instructions    29
Section 5.14    Existence    29
Section 5.15    Exclusivity    29
Section 5.16    OCEANEs Bondholder Consent    30
Section 5.17    Tax Cooperation.    30
Section 5.18    Further Actions    30
ARTICLE VI .30
Section 6.1    Obligation of Parties to Indemnify    30
Section 6.2    Procedures Relating to Indemnification for Third Party Claims    31
Section 6.3    Procedures Relating to Indemnification for Other Claims    32
Section 6.4    Survival of Representations and Warranties    32
Section 6.5    No Implied Representations and Warranties    32
Section 6.6    Exclusive Remedy    32
Section 6.7    Specific Performance    33
Section 6.8    Limitations on Damages    33
ARTICLE VII MISCELLANEOUS    34
Section 7.1    Headings    34
Section 7.2    Notices    34
Section 7.3    Expenses    34
Section 7.4    Assignment    35
Section 7.5    Amendment and Waiver    35
Section 7.6    Entire Agreement    35
Section 7.7    Independent Contractors    36
Section 7.8    No Third Party Beneficiaries    36

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Section 7.9    Governing Law    36
Section 7.10    Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial    36

Section 7.11    Severability    37
Section 7.12    Counterparts    38
Section 7.13    Termination of Agreement    38

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Index of Exhibits and Schedules
Exhibit A    Form of Licensee Instruction Letter
Exhibit B    Legal Opinions
Schedule 7.4(b)    Restricted Assignment Parties

iv

Royalty Bond Support Agreement

This ROYALTY BOND SUPPORT AGREEMENT (this “Support Agreement”), dated as of January 30, 2025, is made and entered into by and between GENFIT S.A., a corporation (société anonyme) organized under the laws of France (“Issuer”), and HCRX INVESTMENTS HOLDCO, L.P., a Delaware limited partnership (“Subscriber”).
Recitals

WHEREAS, Issuer is a party to the License Agreement (as defined below).
WHEREAS, pursuant to the License Agreement, Licensee (as defined below) has, among other things, agreed to pay to Issuer the Royalty Payments (as defined below).
WHEREAS, Issuer desires to issue to Subscriber the Bonds (as defined below), and Subscriber desires to subscribe, purchase, acquire and accept from Issuer, the Bonds, which will be supported by all of Issuer’s right, title and interest in and to the Receivables (as defined below), in exchange for the Subscription Price (as defined below) (the “Transaction”), and on the terms and subject to the conditions set forth in this Support Agreement and the other Transaction Documents (as defined below).
WHEREAS, to give effect to the Transaction, (a) Subscriber has entered into a certain Subscription Agreement, dated as of the date hereof (together with the Terms and Conditions of the Bonds (as defined below), the “Bonds Subscription Agreement”), by and between Subscriber and Issuer, pursuant to which, at Closing, Issuer will issue fifty (50) bonds (obligations) (the “Bonds”) for an aggregate nominal amount of up to nine million two hundred fifty thousand Euros (€9,250,000) and an aggregate subscription price of up to one hundred and eighty five million Euros (€185,000,000) (the “Subscription Price”), each of which shall have a nominal value of one hundred and eighty five thousand Euro (€185,000) and will be subscribed with an issuance premium (prime d’émission) of three million five hundred and fifteen thousand Euros (€3,515,000
) each, and (b) Issuer will establish a French law security trust (fiducie) (“Trust”) pursuant to a certain Fiducie Agreement (Contrat de Fiducie) to be signed after the date hereof and in a form agreed by Issuer and Subscriber (the “Trust Agreement”), by and among Issuer, Subscriber and IQ EQ Management, in its capacity as trustee (fiduciaire) (“Fiduciaire”), under which Issuer acts as constituent, Fiduciaire acts as the trustee and Subscriber is a beneficiary.
WHEREAS, Issuer will place the Receivables in trust (within the French legal meaning of fiducie sûreté) with the Fiduciaire for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets (as defined below). The Fiduciaire will from time to time (i) receive and manage or cause to be managed the collection of the Receivables from Licensee and (ii) remit to Subscriber the proceeds of such Receivables and other payments and contributions to the Trust, to the extent received by the Fiduciaire, as provided herein and in the Trust Agreement, in the form of payment of the agreed remuneration for the Bonds under clause
8.1 of the Terms and Conditions of the Bonds until Subscriber has received an aggregate amount equal to the Fixed Amount (as defined below).

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WHEREAS, as contemplated by the Bonds Subscription Agreement and in consideration of Subscriber entering into and consummating the Transaction, Issuer has entered into and delivered this Support Agreement to and in favor of Subscriber.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Issuer and Subscriber hereby agree as follows:
ARTICLE I Definitions; Interpretation

Section 1.1 Definitions. As used in this Support Agreement, the following terms have the meanings specified or referenced below:
“Adverse Claim” means a lien, title defect, pledge, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
“Annual Net Sales” means, with respect to each Fiscal Year, Net Sales of all Licensed Products in the Ipsen Territory during such Fiscal Year.
“Annual Threshold” means that the aggregate Royalties, Audit Payments, Damages Payments, Proceeds Payments, Interest Payments and Refunded Tax Withholdings in respect of a given Fiscal Year equal [***], without regard to when such payments are actually received.1 For purposes of calculating the Annual Threshold for a given Fiscal Year, Royalties, Audit Payments, Damages Payments, Proceeds Payments, Interest Payments and Refunded Tax Withholdings shall be converted from euros to dollars using the average exchange rate for the thirty (30) day period prior to the payment becoming due, as published by the Wall Street Journal (i.e., the same manner in which such payments are converted to euros in accordance with Section 8.7 of the License Agreement).

1 For illustrative purposes: [***].

“Audit Payments” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, amounts payable to Issuer under Section 8.9 of the

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License Agreement following an audit of Ipsen conducted pursuant to Section 8.9 of the License Agreement to the extent such payments are attributable to Royalties (after giving effect to all Permitted Royalty Reductions) that were owed but unpaid for such Fiscal Year.
“Bonds” is defined in the recitals.
“Bonds Subscription Agreement” is defined in the recitals.
“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions located in New York, New York or Paris, France are permitted or required by applicable Law to remain closed.
“Calendar Quarter” means “Calendar Quarter” as such term is defined in Section
1.10 of the License Agreement.
“Closing” means the closing of the transactions contemplated hereby and by the other Transaction Documents.
“Closing Date” means the date on which the Closing occurs. “Competing Proposal” is defined in Section 5.15(a). “Confidential Information” is defined in Section 5.11(a). “Confidentiality Breach” is defined in Section 5.3.
“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.
“Contract” means any contract, license, indenture, instrument or agreement.
“Co-Ownership Agreement” means a co-ownership agreement entered into between Issuer and Licensee pursuant to Section 9.1 of the License Agreement.
“Damages Payments” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, any amounts (a) payable to Issuer under Sections 9.4(d)(i) or 9.4(d)(ii) of the License Agreement or (b) retained by Issuer under Section 9.4(d)(iii) of the License Agreement, in each case ((a) and (b)) which amounts are recovered in any action brought against a third party pursuant to Section 9.4(b) of the License Agreement in respect of the enforcement of Genfit Product-Specific Licensed Patents or Joint Patents in the Ipsen Territory and to the extent such amounts are attributable to lost sales of Licensed Products in the Ipsen Territory during such Fiscal Year.
“Disclosing Party” means, with respect to any Confidential Information, the party to this Support Agreement disclosing such Confidential Information to the other party hereto.

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“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to Subscriber by Issuer concurrently with the execution of this Support Agreement.
“Fiduciaire” is defined in the recitals.
“Fiduciary Assets” has the meaning assigned to such term in the Trust Agreement. “Fiscal Year” means “Fiscal Year” as such term is defined in Section 1.39 of the
License Agreement.
“Fixed Amount” means:
(a)If such date of determination is on or prior to December 31, 2030, an amount equal to 1.55 times the aggregate Subscription Price paid by Subscriber as of such date;
(b)If such date of determination is after December 31, 2030 and on or prior to December 31, 2033, an amount equal to 1.95 times the aggregate Subscription Price paid by Subscriber as of such date;
(c)If such date of determination is after December 31, 2033, an amount equal to 2.50 times the aggregate Subscription Price paid by Subscriber as of such date;
“Genfit Licensed Patents” means “Genfit Licensed Patents” as such term is defined in Section 1.46 of the License Agreement.
“Genfit Partner” means “Genfit Partner” as such term is defined in Section 2.2(a) of the License Agreement.
“Genfit Product-Specific Licensed Patents” means “Genfit Product-Specific Licensed Patents” as such term is defined in Section 1.48 of the License Agreement.
“Genfit Technology” means “Genfit Technology” as such term is defined in Section
1.49 of the License Agreement.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi- governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“ICC” has the meaning set forth in Section 7.10(a).

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“Indebtedness” with respect to a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than 90 days), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person if the indebtedness secured thereby has been assumed, (f) all guarantees by such Person of indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations of such Person under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swap, forward, future or derivative transactions or other interest or currency exchange rate or commodity price hedging arrangement; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements.
“Indemnified Party” is defined in Section 6.2(a). “Indemnifying Party” is defined in Section 6.2(a).
“Infringement Action” means “Infringement Action” as such term is defined in Section 9.5 of the License Agreement.
“Insolvency Proceedings” shall have the meaning set forth in Section 18.3 of the Bonds Subscription Agreement.

“Interest Payments” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, interest pursuant to Section 8.8 of the License Agreement on late payments of (A) Royalties (after giving effect to Permitted Royalty Deductions) attributable to sales during such Fiscal Year, (B) Audit Payments attributable to Royalties (after giving effect to all Permitted Royalty Reductions) that were owed but unpaid for such Fiscal Year,
(A)Damages Payments attributable to lost sales during such Fiscal Year, and (D) Proceeds Payments in respect of such Fiscal Year.

“Ipsen Licensed Know-How” means “Ipsen Licensed Know-How” as such term is defined in Section 1.61 of the License Agreement.
“Ipsen Licensed Patent Rights” means “Ipsen Licensed Patent Rights” as such term is defined in Section 1.62 of the License Agreement.
“Ipsen Patents” means “Ipsen Patents” as such term is defined in Section 1.63 of the License Agreement.

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“Ipsen Territory” means “Ipsen Territory” as such term is defined in Section 1.64 of the License Agreement.

“IQIRVO” means the product currently sold under the trademark IQIRVO® and for which the U.S. Food and Drug Administration has approved NDA 218860 of Ipsen Biopharmaceuticals, Inc. (an Affiliate of Licensee).
“Issuer” is defined in the preamble.
“Issuer Indemnified Party” is defined in Section 6.1(b).
“Issuer Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents or the License Agreement,
(b) the ability of Issuer to perform its obligations under any of the Transaction Documents or the License Agreement, (c) the rights or remedies of Subscriber under any of the Transaction Documents or (d) the right of Subscriber to receive the Royalty Payments or the timing, amount or duration of the Royalty Payments.
“Joint Patent” means “Joint Patent” as such term is defined in Section 1.66 of the License Agreement.
“Judgment” means any judgment, order, injunction or decree.
“Knowledge of Issuer” means the actual knowledge, after reasonable due inquiry, of [***] and, for Section 3.11, [***].
“Law” means any law, statute, rule, regulation or ordinance of any jurisdiction. “License Agreement” means that certain Amended and Restated Collaboration and License Agreement by and between Issuer and Licensee, dated as of July 20, 2023, as amended by that certain First Amendment to Amended and Restated License Agreement, dated as of October 18, 2024, and as may be further amended from time to time, including by a Co-Ownership Agreement.
“License Agreement Correspondence” means (a) the Royalty Reports, and (b) any other material notices or material correspondence received by Issuer from Licensee or delivered by Issuer to Licensee, in each case relating to the Receivables or Subscriber’s Interests.
“Licensed Product” means “Licensed Product” as such term is defined in Section
1.70 of the License Agreement.
“Licensee” means Ipsen Pharma SAS.
“Licensee Consent” means the consent of Licensee permitting Issuer to provide copies of or otherwise share [***] with Subscriber and to provide copies of or otherwise share any and all [***] with the Fiduciaire, which consent shall be in the form agreed by Issuer, Fiduciaire and Subscriber.

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“Licensee Instruction Letter” means the notice from Issuer, Fiduciaire and Subscriber to Licensee, substantially in the form of Exhibit A.

“Losses” is defined in Section 6.1(a). “Modification” is defined in Section 5.5.
“Net Sales” means “Net Sales” (as such term is defined in Section 1.77 of the License Agreement) of the Licensed Products within the Ipsen Territory.
“OCEANEs Bondholder Consent” means the affirmative vote of a majority of two-thirds of the votes, present or represented, at a meeting of the bondholders of those certain issued convertible bonds (OCEANEs) pursuant to the Amended and Restated Terms and Conditions of the Bonds Dated 25 January 2021, in favor of an amendment to Section 7.2 of the terms and conditions contained therein to permit the transactions contemplated by the Transaction in accordance with such provision.
“Organizational Documents” shall mean (a) with respect to Issuer, Issuer’s statuts and Kbis (articles of association and certificate of incorporation) (b) with respect to Trust, the Trust Agreement, and (c) with respect to Subscriber, Subscriber’s certificate of limited partnership and agreement of limited partnership, in each case, including each amendment, modification and supplement thereto.
“Patents” means “Patents” as such term is defined in Section 1.79 of the License
Agreement.
“Permitted Recipient” is defined in Section 5.11(a).
“Permitted Royalty Deductions” means [***].
“Permitted Tax Withholding” means any withholding for taxes described in Section 8.10(b) of the License Agreement in respect of the Receivables.
“Permitted Transaction” means any assignment, transfer or other disposition of, or the granting or incurrence of, or suffering to exist, any Adverse Claims on, or with respect to, the Issuer’s right, title or interest in or to any Remaining Payments.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Proceeds” means any amounts actually recovered by Issuer (or by Licensee and paid to Issuer pursuant to the License Agreement) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes relating, or pursuant, to the License Agreement.
“Proceeds Payments” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, Proceeds payable in lieu of [***].

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“Receiving Party” means, with respect to any Confidential Information, the party to this Support Agreement receiving such Confidential Information from the other party hereto.
“Receivables” means the right to the Royalty Payments.
“Refunded Tax Withholdings” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, tax refunds received by Issuer on Permitted Tax Withholdings from (A) Royalties (after giving effect to Permitted Royalty Deductions) attributable to sales during such Fiscal Year, (B) Audit Payments attributable to Royalties (after giving effect to all Permitted Royalty Reductions) that were owed but unpaid for such Fiscal Year,
(C) Damages Payments attributable to lost sales during such Fiscal Year, (D) Proceeds Payments with respect to such Fiscal Year, and (E) Interest Payments in respect of such Fiscal Year.
“Region” means “Region” as such term is defined in Section 1.91 of the License
Agreement.
“Remaining Payments” means any and all amounts payable to Issuer under the
License Agreement that are not Royalty Payments. For the avoidance of doubt, “Remaining Payments” includes, among other items, any milestone payments under Sections 8.3 and 8.4 of the License Agreement and any and all Remaining Royalty Payments.
“Remaining Royalty Payments” means, with respect to each Fiscal Year, all amounts payable to Issuer under Section 8.5(a) of the License Agreement in respect of Net Sales of Licensed Products in the Ipsen Territory attributable to sales during such Fiscal Year after the Annual Threshold has been achieved for such Fiscal Year.
“Representatives” means, with respect to any Person, the directors, officers, employees, agents, advisers or other representatives (including attorneys, accountants and consultants) of such Person.
“Responsible Employees” means, from time to time, the officers of Issuer who have the primary responsibility for the monitoring of Issuer’s relationship with Licensee under the License Agreement.
“Royalties” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, amounts payable to Issuer under Section 8.5(a) of the License Agreement in respect of Annual Net Sales attributable to sales during such Fiscal Year.
“Royalty Payments” means, to the extent payable to Issuer with respect to the Royalty Period, (a) any and all Royalties, after giving effect to all Permitted Royalty Deductions,
(b) any and all Audit Payments, (c) any and all Damages Payments, (d) any and all Proceeds Payments, (e) any and all Interest Payments, and (f) any and all Refunded Tax Withholdings, in each case of (b) through (e) after giving effect to all Permitted Tax Withholdings. Notwithstanding anything to the contrary in this Support Agreement, (i) Royalty Payments shall not include any amounts (1) attributable to a period other than the Royalty Period or (2) payable to Issuer under

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Section 8.10(d) of the License Agreement, and (ii) in no event shall the sum of the aggregate Royalties, Audit Payments, Damages Payments, Proceeds Payments, Interest Payments, and Refunded Tax Withholdings in respect of any given Fiscal Year exceed [***].
“Royalty Period” means, the period beginning on (and including) October 1, 2024, and ending on the earliest of (a) the date (if any) on which the holders of Bonds have collectively received an aggregate amount of payment on the Bonds equal to the Fixed Amount (whether in form of payment of the agreed remuneration for the Bonds under clause 8.1 of the Terms and Conditions of the Bonds or repayment of the Bonds under clause 7 of the Terms and Conditions of the Bonds, and taking into account all amounts deemed to have been paid pursuant to the last paragraph of the definition of “Applicable Premium” under the Terms and Conditions of the Bonds), (b) the date on which no Royalty Payments are or may become due under the License Agreement and (c) 31st March 2045.
“Royalty Reports” means the written reports delivered by Licensee to Issuer pursuant to Section 8.6 of the License Agreement.
“Subscriber” is defined in the preamble.
“Subscriber Indemnified Party” is defined in Section 6.1(a).
“Subscriber Material Adverse Effect” means a material adverse effect on the ability of Subscriber to consummate the Transaction and perform its obligations under the Transaction Documents.
“Subscriber’s Interests” means, at the time of measurement, the Subscriber’s interests under the License Agreement, including its rights to the Royalty Payments then remaining, and as relative to the remaining Total Payments.
“Subscription Price” is defined in the recitals. “Support Agreement” is defined in the preamble.
“Tax” means any present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments or similar charges of any nature imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) and all related interest, additions to tax or penalties.
“Tax Deduction” means any deduction or withholding from any payment made under the License Agreement or any Transaction Document for or on account of any Tax, including any Permitted Tax Withholding.
“Third Party Claim” is defined in Section 6.2(a).
“Terms and Conditions of the Bonds” means the terms and conditions governing the Bonds that are attached to the Bonds Subscription Agreement.

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“Terns License Agreement” means that certain Collaboration and License

Agreement by and between Issuer and Terns Pharmaceutical, Inc., dated as of June 24, 2019. “Total Payments” means the Royalty Payments plus the Remaining Payments.
“Total Royalty Payments” means the Royalty Payments plus the Remaining Royalty Payments with respect to the Royalty Period.
“Transaction    Documents”    means    this    Support    Agreement,    the    Bonds Subscription Agreement, the Bonds, the Trust Agreement and the Licensee Instruction Letter.
“Transaction Expenses Letter” shall have the meaning set forth in Section 1.1 of the Bonds Subscription Agreement.
“Trust” is defined in the recitals.
“Trust Agreement” is defined in the recitals.
Section 1.2    Certain Interpretations. Except where expressly stated otherwise in this Support Agreement, the following rules of interpretation apply to this Support Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(b)“extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase does not mean simply “if”;
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Support Agreement refer to this Support Agreement as a whole and not to any particular provision of this Support Agreement;
(d)references to a Contract mean such Contract as from time to time amended, modified or supplemented, in each case to the extent not prohibited by such Contract or this Support Agreement;
(e)references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;
(f)unless otherwise indicated, references to an “Article”, “Section”, “Exhibit”, or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Support Agreement;
(g)for covenants that are to be undertaken cooperatively, “reasonably” or with reasonable efforts by a party, and for the granting of any consents or the delivery of any notices, such actions (or inactions) shall take into account the Subscriber’s Interests relative to the interests

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of Issuer under the Transaction Documents and the License Agreement, but without prejudice to a party by taking into account the lapse of time;
(h)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, and references to “€” or otherwise to amounts in euro refer to the lawful currency of the European Union; and
(i)references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Support Agreement.
ARTICLE II CLOSING
Section 2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 2.2 and Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall take place remotely by electronic delivery and release of signature pages and other items as required by the Transaction Documents upon the issuance of the Bonds pursuant to the Bonds Subscription Agreement.
Section 2.2 Conditions to the Subscriber’s Obligations. The obligations of Subscriber to consummate the transactions contemplated hereunder and under the other Transaction Documents on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)Issuer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Support Agreement and the other Transaction Documents at or prior to the Closing Date, and Subscriber shall have received a certificate executed by a duly authorized officer of Issuer on the Closing Date certifying on behalf of Issuer to the effect of the foregoing.
(b)(i) The representations and warranties of Issuer contained in Sections 3.1,
3.2 3.3, 3.5, 3.9(a)-(d) and 3.10 shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all respects as of such date and in all cases giving effect to “material” or “Issuer Material Adverse Effect” and other qualifications and (ii) all other representations and warranties of Issuer contained in Article III and not specified in Section 2.2(b)(i) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable, except for such failures to be true and correct, if any, of such representations and warranties as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. Subscriber shall have received a certificate executed by an authorized officer of Issuer on the Closing Date certifying on behalf of the Issuer to the effect of the foregoing.

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(c)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Support Agreement or the other Transaction Documents.
(d)Subscriber shall have received a certificate of the Secretary or an Assistant Secretary of Issuer, dated the Closing Date, certifying as to (i) the incumbency of each officer of

Issuer executing the Transaction Documents and (ii) the attached thereto copies of (A) Issuer’s Organizational Documents and (B) resolutions adopted by Issuer’s Board of Directors authorizing the execution and delivery by Issuer of this Support Agreement, the other Transaction Documents and the consummation by Issuer of the transactions contemplated hereby and thereby.
(e)The OCEANEs Bondholder Consent shall have been obtained.
(f)The conditions to issuance of the Bonds set forth in Article 4(b) of the Bonds Subscription Agreement shall have been satisfied.
(g)Subscriber shall have received an opinion of [***] counsel to Issuer, dated for the Closing Date and including those opinions listed on Exhibit B, in form and substance satisfactory to Subscriber and its counsel.
(h)Subscriber shall have received an opinion of [***], French counsel to Issuer, dated for the Closing Date and including those opinions listed on Exhibit B, in form and substance satisfactory to Subscriber and its counsel.
Section 2.3 Conditions to Issuer’s Obligations. The obligations of Issuer to consummate the transactions contemplated hereunder and under the other Transaction Documents on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)Subscriber shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Support Agreement at or prior to the Closing Date, and Issuer shall have received a certificate executed by a duly authorized officer of Subscriber on the Closing Date certifying on behalf of Subscriber to the effect of the foregoing.
(b)The representations and warranties of Subscriber contained in Article IV shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Subscriber Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Subscriber Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. Issuer shall have received a certificate

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executed by a duly authorized officer of Subscriber on the Closing Date certifying on behalf of the Subscriber to the effect of the foregoing.
(c)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Support Agreement or the other Transaction Documents.
(d)Issuer shall have received a certificate of the Secretary or an Assistant Secretary of Subscriber, dated the Closing Date, certifying as to the incumbency of each officer of

Subscriber executing the Transaction Documents.
(e)The OCEANEs Bondholder Consent shall have been obtained.
ARTICLE III
Issuer’s Representations and Warranties

Issuer hereby represents and warrants to Subscriber that, except as set forth on the Disclosure Schedules, as of the date hereof:
Section 3.1 Existence. Issuer is a corporation (société anonyme) duly organized, validly existing and in good standing under the laws of France. Issuer has all corporate power and licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Trust is a trust (fiducie) validly existing under the laws of France.
Section 3.2 Authorization. The Issuer has the requisite corporate or company power and authority to execute, deliver and perform its obligations under this Support Agreement, the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Support Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or company action on the part of Issuer.
Section 3.3 Enforceability. This Support Agreement and the other Transaction Documents have been duly executed and delivered by Issuer, and constitute valid and binding obligations of Issuer, enforceable against each such Person in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and comparable civil law provisions and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 3.4 Absence of Conflicts. The execution, delivery and performance by Issuer of this Support Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under any provision of (a) the Organizational Documents of Issuer (b) any Law or Judgment applicable to Issuer, (c) the License Agreement, or (d) subject to receipt of the OCEANEs Bondholder Consent, any Contract (other

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than the License Agreement) to which Issuer is a party or by which the Issuer is bound, except in the case of subclauses (b) and (d) for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in an Issuer Material Adverse Effect.
Section 3.5 Consents. Except for the OCEANEs Bondholder Consent, no Consent of any Governmental Entity or any other Person is required by or with respect to Issuer in connection with the execution, delivery and performance by Issuer of this Support Agreement, the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the registration and tax formalities to be carried out with respect to the Trust Agreement in accordance with Article 2019 of the French Civil Code and corresponding provisions of the Trust Agreement, (b) obtaining the Licensee Consent in accordance with Section 5.3, (c) the delivery to Licensee of the Licensee Instruction Letter, and
(d) such Consents, the failure of which to be obtained or made, would not reasonably be expected to (i) result in an Issuer Material Adverse Effect or (ii) after the Closing, adversely affect Subscriber’s interest in, or rights with respect to, the Receivables hereunder.
Section 3.6 Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the Knowledge of Issuer, threatened in writing, against Issuer or any of its subsidiaries, that individually or in the aggregate, would, if determined adversely, reasonably be expected to (a) result in an Issuer Material Adverse Effect or
(b) after the Closing, adversely affect the Trust’s interest in, or rights with respect to, the Receivables or Subscriber’s interest in, or rights with respect to, the Bonds (and the Receivables underlying the Bonds).
Section 3.7 Compliance with Laws. Neither Issuer nor any of its subsidiaries is in violation of, has been given written notice that it is in violation of, and to the Knowledge of Issuer, neither Issuer nor any of its subsidiaries is under investigation with respect to any violation of, any Law or Judgment applicable to such Person, which violation would reasonably be expected to (a) result in an Issuer Material Adverse Effect or (b) after the Closing, adversely affect the Trust’s interest in, or rights with respect to, the Receivables or Subscriber’s interest in, or rights with respect to the Bonds (and the Receivables underlying the Bonds).
Section 3.8 Brokers Fees. Except as otherwise stated in Section 3.8 of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Issuer who is entitled to any fee or commission in connection with the transactions contemplated by this Support Agreement or the other Transaction Documents.
Section 3.9    License Agreement.
(a)Royalty Reports. At least one Business Day prior to the date hereof, Issuer has provided to Subscriber in a virtual data room true, correct and complete copies of (i) the License Agreement (ii) all Royalty Reports in respect of each Calendar Quarter ended prior to the date hereof that have been received by Issuer prior to the date hereof and (iii) all written notices

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delivered to Licensee by Issuer, or by Issuer to Licensee, that would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Receivables.
(b)No Other Agreements. Other than the License Agreement, there are no Contracts between Issuer or its Affiliates, on the one hand, and Licensee or its Affiliates, on the other hand, that (i) relate to the Licensed Product, the Genfit Technology, or the Receivables or
(ii) that would reasonably be expected to (x) adversely affect Issuer’s rights under the License Agreement, (y) adversely affect Subscriber’s interest in, or rights with respect to, the Receivables hereunder or (z) conflict with the License Agreement.
(c)Validity and Enforceability of License Agreement. The License Agreement is a valid and binding obligation of Issuer and of the other parties thereto, enforceable in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Issuer has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or any obligation to pay the Royalty Payments under the License Agreement.
(d)No Waivers, Releases or Amendments. Issuer has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement. Except as contemplated by this Support Agreement, Issuer has not proposed to Licensee, or received from Licensee, any proposal to amend or waive any provision of the License Agreement (other than any such proposal that is no longer outstanding or under consideration).
(e)No Termination, etc. Issuer has not (i) given Licensee any notice of termination of the License Agreement or (ii) received from Licensee any notice of termination of the License Agreement. Issuer has not received any notice from, or given any notice to, Licensee expressing any intention or desire to terminate the License Agreement. To the Knowledge of Issuer, no event has occurred that would give Issuer the right to terminate the License Agreement.
(f)No Breaches or Defaults. Issuer has not breached or defaulted under any provision of the License Agreement in any material respect, and, to the Knowledge of Issuer, Licensee has not breached or defaulted on any provision of the License Agreement in any material respect. Issuer has not received notice from Licensee or delivered notice to Licensee of any actual or potential breach described as such and relating to any provision of the License Agreement. There has occurred no event that, upon notice or the passage of time or both, would reasonably be expected to give rise to any material breach or default under the License Agreement by Issuer or, to the Knowledge of Issuer, Licensee.
(g)Non-Compete. Neither Issuer nor any of its subsidiaries has breached or defaulted under Section 2.7(b) of the License Agreement, and to the Knowledge of Issuer, neither Licensee nor any of its Affiliates has breached or defaulted under Section 2.7(a) of the License Agreement.

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(h)Payments Made. Issuer has timely received from Licensee the full amount of the payments due and payable under the License Agreement.
(i)No Royalty Reductions. The amount of the Royalty Payments due and payable under Section 8.5(a) of the License Agreement is not currently subject to any royalty reduction (including any Permitted Royalty Deduction) or any set-off, by contract or otherwise. To the Knowledge of Issuer, no event or condition currently exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a royalty reduction (including a Permitted Royalty Deduction) or set-off against the Royalty Payments.
(j)No Assignments, Adverse Claims, etc. Issuer has not consented to any assignment by Licensee of, and, to the Knowledge of Issuer, Licensee has not assigned, any rights or obligations under the License Agreement. Except pursuant to the Transaction Documents and the Terns License Agreement, Issuer has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Adverse Claims on, or with respect to, the License Agreement, or any of Issuer’s right, title or interest in and to the Genfit Technology.
(k)No Indemnification Claims. Issuer has not notified Licensee of any claims for indemnification under the License Agreement. Issuer has not received any notice from Licensee of any claims for indemnification under the License Agreement.
(l)Infringements. Issuer has not received, and to the Knowledge of Issuer there are no facts or circumstances that would lead to Issuer receiving any notice from, or being required to give any notice to, Licensee pursuant to Section 9.4(a) of the License Agreement.
(m)Products. IQIRVO is a Licensed Product.
(n)Audits. Issuer has not, pursuant to Section 8.9 of the License Agreement or otherwise, requested that Licensee permit Issuer or any other Person to examine pertinent books and records of Licensee to determine and report to Issuer the correctness of any amounts payable to Issuer under the License Agreement.
(o)Licenses and Sublicenses. Issuer has not received from the Licensee or any of its Affiliates any written notice of any sublicense of the Genfit Technology, and to the Knowledge of Issuer, Licensee has not granted any sublicense of the Genfit Technology to any Person.
Section 3.10 Title to Receivables. Issuer is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Total Payments and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims. On or prior to the Closing Date, Issuer will have assigned, transferred and delivered the Receivables to the Fiduciaire (the “Transfer”), to be held in trust for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets, and Fiduciaire will have good and valid title as a fiduciaire to the Receivables, free and clear of all Adverse Claims, subject to the terms and

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conditions set forth in the License Agreement. The Receivables to be delivered to the Fiduciaire have not been pledged, sold, contributed, assigned, transferred or conveyed by Issuer to any other Person, except as set forth in the Transaction Documents.
Section 3.11    Intellectual Property.
(a)Schedule 3.11(a) of the Disclosure Schedule lists all Genfit Product- Specific Licensed Patents and Joint Patents that are granted or pending as of the date hereof and specifies as to each such Patent, as applicable, (i) the jurisdictions by or in which each such Patent has issued as a patent or an application for patent has been filed, (ii) the respective application and/or patent numbers and (iii) the scheduled expiration date thereof. Except as set forth on Schedule 3.11(a) of the Disclosure Schedule, Issuer is the sole owner of each Genfit Product- Specific Licensed Patent that is granted or pending as of the date hereof, and Issuer and Licensee are the joint owners of each Joint Patent that is granted or pending as of the date hereof.
(b)Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any written notice of any pending or threatened adverse proceedings of any kind, including before any judicial, administrative or arbitral body, directed to any of the Patents listed on Schedule

3.11(a) of the Disclosure Schedule, including litigations, inter partes review proceedings (IPR), interferences, reexaminations, oppositions or like procedures, but excluding, for the avoidance of doubt, any ordinary proceedings relating to the prosecution of any Patent listed on Schedule 3.11(a) of the Disclosure Schedule.
(c)To the Knowledge of Issuer, in each Patent listed on Schedule 3.11(a) of the Disclosure Schedule, there is at least one valid claim (treating a pending claim as if issued) that Covers (as defined in the License Agreement) the Licensed Product in the country in which such Patent is issued or pending.
(d)Each of the Patents listed on Schedule 3.11(a) of the Disclosure Schedule is subsisting and (with respect to issued patents) unexpired, and to the Knowledge of Issuer, is valid and enforceable. Issuer has not received written notice from any third party that alleges that a Patent listed on Schedule 3.11(a) of the Disclosure Schedule is invalid or unenforceable.
(e)Issuer has not received any written notice from any, and, to the Knowledge of Issuer, there is no, Person who is or claims to be an inventor under any of the Patents listed on Schedule 3.11(a) of the Disclosure Schedule who is not a named inventor thereof.
(f)Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any written notice of any claim by any Person challenging the ownership of the rights of Issuer in and to, or the validity or enforceability of, the Patents listed on Schedule 3.11(a) of the Disclosure Schedule, or asserting that the manufacture, importation, sale, offer for sale or use of any Licensed Product infringes such Person’s Patents or other intellectual property rights.
(g)To the Knowledge of Issuer, (1) no third party intellectual property rights have been, or are, infringed by the manufacture, importation, sale, offer for sale or use of any

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Licensed Product and (2) no Person is infringing any of the Patents listed on Schedule 3.11(a) of the Disclosure Schedule.
(h)Issuer (with respect to payments for which Issuer is responsible in accordance with the License Agreement), or, to the Knowledge of Issuer, Licensee (with respect to payments for which Licensee is responsible in accordance with the License Agreement), has paid, or caused to be paid, all required maintenance fees, annuities and like payments with respect to the granted Patents listed on Schedule 3.11(a) of the Disclosure Schedule, except as contemplated by Section 9.7 of the License Agreement. Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any notice asserting that any such granted Patent has lapsed, expired or otherwise been terminated, except pursuant to Section 9.7 of the License Agreement.
(i)To the Knowledge of the Issuer, each individual associated with the filing and prosecution of the Patents listed on Schedule 3.11(a) of the Disclosure Schedule, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including any duty to disclose to any patent office all information known by such inventors to be material to the patentability of the Patents, in each case, in those jurisdictions where such duties exist.
(j)Issuer has not received any written notice from Licensee advising Issuer that Licensee intends to allow any of the Patents listed on Schedule 3.11(a) of the Disclosure

Schedule which Licensee is prosecuting or maintaining in accordance with the License Agreement to expire before its stated expiration date, except as contemplated by Section 9.7 of the License Agreement.
(k)To the Knowledge of the Issuer, and other than as set forth in Section 9.7 of the License Agreement, there are no facts or circumstances that would preclude a term extension for any of the Patents listed on Schedule 3.11(a) of the Disclosure Schedule from being granted in due course.
Section 3.12 Indebtedness. Except for the OCEANEs bonds or as publicly disclosed in the Issuer’s Annual Report on Form 20-F, Issuer and its Subsidiaries have no Indebtedness that is (a) secured or (b) in excess of $[***].

Section 3.13 Solvency. Issuer is not, individually and together with its subsidiaries on a consolidated basis (if any), subject to Insolvency Proceedings.

Section 3.14    Tax Matters.
(a)No Tax Deduction has been made, and no Tax Deduction was required to be made under applicable Law, from any payment to Issuer under the License Agreement, and the Issuer was never required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such Tax Deduction.

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(b)To the Knowledge of the Issuer, following the Closing Date, no Tax Deduction will be required to be made under applicable Law on any payments to the Issuer under the License Agreement and the Issuer will not be required to establish any entitlement to treaty benefits in order to avoid or minimize any such Tax Deduction.
(c)There are no existing liens for Taxes on the Receivables.
(d)The Issuer has filed (or caused to be filed) all material tax returns and material tax reports required by applicable Law to have been filed by it (including in its capacity as a withholding agent), which tax returns and tax reports were complete and correct in all material respects, and has timely paid all material taxes required to be paid by it.
ARTICLE IV
Subscriber’s Representations and Warranties

Subscriber represents and warrants to Issuer that, as of the date hereof:
Section 4.1 Existence. Subscriber is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
Section 4.2 Authorization. Subscriber has the requisite power and authority to execute, deliver and perform its obligations under this Support Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Subscriber of this Support Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Subscriber.
Section 4.3 Enforceability. This Support Agreement and the other Transaction Documents to which Subscriber is a party have been duly executed and delivered by Subscriber, and constitutes valid and binding obligations of Subscriber, enforceable against Subscriber in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and comparable civil law provisions and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 4.4 Absence of Conflicts. The execution, delivery and performance by Subscriber of this Support Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not constitute a breach or default under any provision of (a) the Organizational Documents of Subscriber, (b) any Law or Judgment applicable to Subscriber or (c) any Contract to which Subscriber is a party or by which Subscriber is bound, except in the case of clauses (b) and (c) for such breaches or defaults, that, individually or in the aggregate, could not reasonably be expected to result in a Subscriber Material Adverse Effect.

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Section 4.5 Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Subscriber in connection with the execution, delivery and performance by Subscriber of this Support Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby, except for (a) the registration and tax formalities to be carried out with respect to the Trust Agreement in accordance with Article 2019 of the French Civil Code and corresponding provisions of the Trust Agreement and (b) such Consents, the failure of which to be obtained or made, could not reasonably be expected to result in a Subscriber Material Adverse Effect.
Section 4.6 Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the knowledge of Subscriber, threatened in writing, against Subscriber that, individually or in the aggregate, would, if determined adversely, reasonably be expected to result in a Subscriber Material Adverse Effect.
Section 4.7 Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Subscriber who is entitled to any fee or commission in connection with the transactions contemplated by this Support Agreement and the other Transaction Documents.
Section 4.8 Financing. Subscriber has and will have sufficient cash to pay the Subscription Price when due pursuant to the Bonds Subscription Agreement. Subscriber acknowledges that its obligations under the Transaction Documents are not contingent on obtaining financing.
ARTICLE V COVENANTS
Section 5.1    Performance of License Agreement.    Issuer shall perform and

comply (1) in all respects with its obligations under Section 2.7(b) and Section 6.6 of the License Agreement and (2) in all material respects with its other obligations under the License Agreement. Issuer shall be deemed to have met its obligation to ensure that a Genfit Partner is in compliance with Section 6.6 of the License Agreement by entering into a license agreement with such Genfit Partner containing restrictions substantially similar to the restrictions in Section 6.6 of the License Agreement. Promptly (and in any case within [***] Business Days) after (a) receiving (i) notice from Licensee alleging any breach of or default under the License Agreement by Issuer related to the Royalty Payments, or any other breach or default that would reasonably be expected to adversely affect in any material respect the Subscriber’s Interests, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to such a breach of or default under the License Agreement or the right to terminate the License Agreement (in whole or in part) by Licensee or (ii) any other correspondence relating to the foregoing or (b) to the Knowledge of the Issuer, there are no facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement by Issuer related to the Royalty Payments, or any other

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breach or default that adversely affect in any material respect the Subscriber’s Interests or the right to terminate the License Agreement (in whole or in part) by Licensee, in each case ((a) and (b)) the Issuer shall (x) (A) give written notice thereof to Subscriber and provide Subscriber with a written summary of the material details thereof, (B) include a copy of any written notice received from Licensee relating thereto and (C) in the case of any such breach or default or alleged breach or default by Issuer, describe in reasonable detail any corrective action Issuer proposes to take in respect of such breach or default; and (y) in the case of any such breach or default or alleged breach or default by Issuer, cooperate and consult with Subscriber and use commercially reasonable efforts to cure such breach or default and give written notice to Subscriber promptly upon curing such breach or default.
Section 5.2    Payments; Offsets by Licensee.
(a)Payments to Subscriber. Promptly after the date hereof, Issuer shall deliver the Licensee Instruction Letter to Licensee and shall notify the Licensee in writing of the Closing hereunder in accordance with such Licensee Instruction Letter. If Issuer shall, notwithstanding the provisions of the Licensee Instruction Letter, receive from Licensee any Royalty Payments, Issuer shall promptly, and in any event within [***] Business Days, following the receipt by Issuer of any such Royalty Payments, place such Royalty Payments in trust with the Fiduciaire for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber until the end of the Royalty Period). Issuer and the Fiduciaire shall make all the payments to Subscriber under the Transaction Documents in euros and shall bear any cost and expense incurred in connection with any currency conversion that may be required to make payments in euros.
(b)Offsets by Licensee. If Licensee validly sets off against the Royalty Payments any amount that may be owed or owing from Issuer (or any of its Affiliates) to Licensee in respect of any right of such Licensee against Issuer (or any of its Affiliates) arising from or in connection with any matter (other than the Receivables), then Issuer shall promptly, and in any event no later than [***] Business Days, following the date on which a Responsible Employee becomes aware of such set-off, pay to Fiduciaire in cash a sum equal to the amount of any such set-off, which sum shall be held by the Fiduciaire as assets of the Trust for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets. If any amount that is set off pursuant to this Section 5.2(b) is subsequently repaid or reimbursed by Licensee, such repaid or reimbursed amount shall not be payable to Fiduciaire and shall be retained by Issuer.
(c)Payments Held In Trust. Issuer agrees that it shall hold and place in trust with the Fiduciaire for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets, any amounts received by it, to which Subscriber is entitled to under Section 5.2(a), 5.2(b), 5.4, 5.6(c), 5.7(c), 5.9(c) or 5.10(c) and agrees that it shall have no right, title or interest whatsoever in such amounts (and which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period).

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(d)Remittances. All remittances of amounts referred to in Section 5.2(c) shall be made by wire transfer of immediately available funds to the account of Fiduciaire set forth in the Trust Agreement, without set-off or counterclaim, which amounts shall be held by Fiduciaire as assets of the Trust for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period).
Section 5.3 Licensee Consent; License Agreement Correspondence. The Issuer shall use commercially reasonable efforts to obtain the Licensee Consent as promptly as practicable following the date hereof. Issuer shall deliver to Subscriber, at least on a quarterly basis, new or updated License Agreement Correspondence that Issuer receives from Licensee (including any material updates regarding the Receivables or Licensee’s or its sublicensees’ commercialization efforts) or the Issuer provides to Licensee, provided that, if Issuer receives a Royalty Report from Licensee, Issuer shall furnish a copy of such Royalty Report to Subscriber within [***] Business Days following Issuer’s receipt thereof. Notwithstanding anything to the contrary in this Support Agreement, if Issuer is advised by its counsel that providing Subscriber with a copy of any License Agreement Correspondence prior to obtaining the Licensee Consent or any other documents, notices or information pursuant to this Support Agreement (whether pursuant to this Section 5.3, Section 5.9(a), or otherwise) would reasonably be expected to constitute a breach by Issuer of its confidentiality obligations under the License Agreement (“Confidentiality Breach”), then Issuer shall, in lieu of delivery of such License Agreement Correspondence or other documents, notices or information, provide a written summary thereof to Subscriber describing in as much detail as would not result in a Confidentiality Breach the substance of such License Agreement Correspondence or such other documents or information. Issuer agrees to keep Subscriber reasonably informed of Issuer’s interactions with the Licensee in connection with Issuer’s efforts to obtain the Licensee Consent.
Section 5.4    Inspections and Audits.

(a)Consultation. The Issuer shall not, without first consulting Subscriber, cause an inspection or audit of the Licensee’s books and records to be conducted pursuant to and in accordance with Section 8.9 of the License Agreement.
(b)Audits of Licensee. Issuer shall, if reasonably requested in writing by Subscriber (provided that Subscriber shall not be entitled to request an inspection (i) more frequently than once each Fiscal Year, (ii) in respect of any period other than the Royalty Period or (iii) for any Fiscal Year in which the Remaining Royalty Payments exceeded the Royalty Payments), request that Licensee permit an independent third party accounting firm to examine pertinent books and records of Licensee for the purposes of determining and reporting to Issuer the accuracy of the Royalty Payments under Section 8.5(a) of the License Agreement (in each case to the extent permitted under, and in accordance with, the License Agreement). Issuer shall, for purposes of Section 8.9 of the License Agreement, select such independent third party accounting firm as Subscriber shall recommend for such purpose (as long as such independent third party accounting firm is reasonably acceptable to Licensee). If, pursuant to Section 8.9 of the License

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Agreement, Licensee is responsible for any additional Royalty Payments owed to Issuer, Trust or Fiduciaire, Issuer shall remit to Fiduciaire, promptly, and in any event within ten (10) Business Days of receipt thereof, any such amounts (to the extent such amounts are paid to Issuer), with such amounts to be held by Fiduciaire as assets of the Trust for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). If, pursuant to Section 8.9 of the License Agreement, such audit reveals Licensee overpaid any Royalty Payments, then Subscriber shall pay Issuer an amount equal to such overpayment of the Royalty Payments, to the extent Issuer reimburses Licensee for such overpayment. If such an audit is undertaken at the request of Subscriber, all of the expenses of determining and reporting the correctness of the Royalty Payments (including the fees and expenses of such independent third party accounting firm) that would otherwise be borne by Issuer pursuant to Section 8.9 of the License Agreement shall instead be borne by Subscriber; provided, however, that any reimbursement from Licensee of such costs pursuant to Section 8.9 of the License Agreement shall belong to Subscriber, and, if any such amounts are received by Issuer, Issuer shall promptly, and in any event within [***] Business Days following the receipt by Issuer of any such amounts, place such amounts in trust with the Fiduciaire for the benefit of Subscriber. For clarity, any reimbursement from Licensee of such costs pursuant to Section 8.9 of the License Agreement (whether directly or through Issuer or the Fiduciaire) shall not be counted in calculating the Fixed Amount.
(c)Inspections of Issuer Records. Subscriber and its Representatives shall have the right, from time to time during normal business hours and upon at least [***] days’ prior written notice to Issuer, on a date and time as is reasonably convenient for Issuer, but no more frequently than one time per Fiscal Year, to visit the offices and properties of Issuer where books and records, for reasonable and good cause, relating to or pertaining to the calculation of the Royalty Payments are kept and maintained, to inspect such books and records specifically related to the Receivables and to verify the accuracy of the Royalty Payments.
(d)Semi-Annual Updates. If requested by Subscriber, Issuer shall, on a semi- annual basis, provide an update to Subscriber via videoconference regarding the Receivables and the status of Licensee’s and its Affiliates’ and sublicensees’ compliance with the commercialization obligations under the License Agreement, to the extent not prohibited by obligations of confidentiality under the License Agreement. In addition to the foregoing, Subscriber shall have the right, no more than once per Fiscal Year, to request an in-person meeting to discuss such updates. Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include an executive officer of each of Issuer and Subscriber. Each of Issuer and Subscriber shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.
Section 5.5 Amendments of the License Agreement. Issuer shall not execute or agree to execute any proposed amendment, supplement, modification or wavier of the License Agreement (a “Modification”) that would reasonably be expected to adversely affect in any material respect the Subscriber’s Interests without the prior written consent of Subscriber (such

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consent not to be unreasonably withheld, conditioned or delayed). Promptly, and in any event within [***] Business Days, following receipt by Issuer of a fully executed Modification of the License Agreement, Issuer shall furnish a copy of such Modification to Subscriber.
Section 5.6    Enforcement of the License Agreement.
(a)Notice of Licensee Breaches. Promptly (and in any event within [***] Business Days) following Issuer becoming aware of, or coming to believe in good faith that there has been, a breach of the License Agreement by Licensee that would reasonably be expected to adversely affect in any material respect the Subscriber’s Interests, Issuer shall provide notice of such breach to Subscriber. In addition, Issuer shall provide to Subscriber a copy of any notice of breach or alleged breach of the License Agreement delivered to or received by Issuer as soon as practicable and in any event no later than [***] Business Days following such delivery or receipt.
(b)Enforcement. Issuer and Subscriber shall cooperate and consult with each other regarding any breach by Licensee of the License Agreement referred to in Section 5.6(a) and as to the timing, manner and conduct of any enforcement of Licensee’s breached obligations under the License Agreement, including the employment of counsel. Following such consultation, Issuer may, and, if reasonably requested by Subscriber within [***] Business Days after Subscriber’s receipt of notice of such breach pursuant to Section 5.6(a), shall, proceed to enforce compliance by Licensee with the relevant provisions of the License Agreement and to exercise such rights and remedies relating to such breach as shall be available to Issuer, Trust and Fiduciaire, whether under the License Agreement or by operation of Law. The counsel selected by Issuer for such enforcement action shall be reasonably acceptable to Subscriber.
(c)Allocation of Proceeds and Costs of Enforcement. The Proceeds of any enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.6 (including any proceeds received by Issuer, Trust or Fiduciaire from the enforcement of any indemnity obligation relating thereto under the License Agreement), after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by Issuer and Fiduciaire in connection with such enforcement, shall be remitted to the Fiduciaire to be held as assets of the Trust for the benefit of Subscriber and Issuer, according to their respective interests in Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). Any retainers or advances required by the counsel employed for such enforcement and any other reasonable costs and expenses of enforcement (including reasonable attorneys’ fees and expenses) that are not satisfied out of the Proceeds of such enforcement shall be borne by Subscriber and Issuer in proportion to their respective interests in such Proceeds; provided, that any such retainers, advances, and other reasonable costs and expenses of enforcement shall be borne by Subscriber if such enforcement is undertaken at the request of Subscriber.
Section 5.7    Termination of the License Agreement.

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(a)Termination by Issuer. Promptly, and in any event within [***] Business Days, following a Responsible Employee becoming aware of the occurrence of any of the events described in Sections 13.4 or 13.5 of the License Agreement or any other provision that gives rise to a right on the part of Issuer to terminate the License Agreement, Issuer shall provide notice of such occurrence to Subscriber and consult with Subscriber in determining whether or not to exercise Issuer’s right to terminate the License Agreement. In any event, Issuer shall not exercise its right to terminate the License Agreement, or agree with Licensee to terminate the License Agreement, except with the prior written consent of Subscriber (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Termination by Licensee. Promptly, and in any event within [***] Business Days, following receipt by Issuer from Licensee of a notice of termination of the License Agreement, in its entirety or with respect to any Region or Licensed Product, by Licensee pursuant to Sections 13.2(a), 13.2(b) 13.4, or 13.5 of the License Agreement or otherwise, Issuer shall furnish a copy thereof to Subscriber.
(c)Relicensing. If the License Agreement has been terminated (in its entirety or with respect to certain Regions or Licensed Products), then (i) Subscriber shall have the right to consult and cooperate with Issuer to identify and pursue one or more alternative licensing arrangements with respect to the terminated Region(s) or Licensed Product(s), as applicable, in the Ipsen Territory (i.e., grants of new licenses or sublicenses to any Genfit Technology, and any Ipsen Licensed Patent Rights or Ipsen Licensed Know-How licensed to Issuer) through one or more third parties reasonably satisfactory to Subscriber and Issuer, on commercially reasonable terms, as determined by the Issuer and Subscriber acting reasonably, which right Subscriber may exercise by written notice to Issuer, and (ii) Issuer shall use commercially reasonable efforts to negotiate and enter into agreements as are reasonably necessary in furtherance thereof. All reasonable out of pocket costs and expenses (including attorneys’ fees and expenses) incurred by Subscriber pursuant to this Section 5.7(c) shall be borne by Subscriber. All reasonable out of pocket costs and expenses (including attorneys’ fees and expenses) incurred by Issuer pursuant to this Section 5.7(c) and not paid for out of the closing proceeds, if any, of such new agreements shall be borne by Issuer. If Issuer shall enter into any new agreement(s) pursuant to this Section 5.7(c), then, for no additional consideration from Subscriber, (x) Subscriber shall be entitled to the same rights under such new agreement(s), mutatis mutandis, as those provided for under the License Agreement (excluding any payments owed by Issuer to Licensee pursuant to Section 13.6(c)(ii) of the License Agreement) pursuant to the Transaction Documents, (y) such new agreement(s) shall provide that all payments thereunder corresponding to the Receivables shall be assigned to Fiduciaire to be held in trust for the benefit of Subscriber and Issuer, according to their respective interests in the Fiduciary Assets (which payments, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period), and (z) Subscriber, Fiduciaire and Issuer shall modify the terms of this Support Agreement and the other Transaction Documents to reflect such new agreement and to reflect, as closely as possible, with respect to such new agreement(s), the benefit of the bargain of the parties hereunder with respect to the License Agreement, the sale of the revenue generated (and to be generated) by

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virtue of the licenses of intellectual property rights granted thereunder and the purchase by Subscriber of the Bonds. In the event that Issuer has not entered into a new agreement pursuant to this Section 5.7(c) within [***] days of the termination of the License Agreement, then Subscriber shall have the right to retain an investment banker on behalf of Issuer to find a new counterparty for the terminated Region(s) or terminated Licensed Product(s), as applicable, in the Ipsen Territory, with any fees or expenses of such investment banker being borne by Subscriber, and Issuer shall use commercially reasonable efforts to cooperate with and provide assistance to Subscriber in connection with Subscriber’s efforts.
Section 5.8 Prosecution and Maintenance of Patents. Issuer agrees that it shall, or shall use commercially reasonable efforts to cause Licensee to (in each case, in accordance with and subject to the limitations contained in the License Agreement, including Sections 9.2 and 9.3 of the License Agreement), prosecute, defend and maintain all Genfit Licensed Patents (including Joint Patents), so that such Patents do not lapse or expire due to acts or omissions of Issuer or the Licensee, other than (a) abandonment in the ordinary course of prosecution and (b) abandonment pursuant to Section 9.7 of the License Agreement. Any expenses incurred by Issuer pursuant to the immediately preceding sentence, to the extent not reimbursed to Issuer by Licensee pursuant to the License Agreement, shall be borne by Issuer. For purposes of this Section 5.8, “prosecution” of Patent shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application in connection with any pre- grant proceedings and post-grant proceeding, including opposition proceedings.
Section 5.9    Enforcement and Defense of Patent Rights.
(a)Notice and Consultation. Issuer shall provide to Subscriber a copy of any notice of any (i) existing or threatened infringement of any Genfit Product-Specific Licensed Patent, Ipsen Patent, or Joint Patent delivered by Issuer to Licensee or received by Issuer from Licensee in accordance with Section 9.4(a) of the License Agreement, or (ii) Infringement Action delivered by Issuer to Licensee or received by Issuer from Licensee in accordance with Section
9.5 of the License Agreement, in each case ((i) and (ii)) as soon as practicable and in any event no later than [***] Business Days following such delivery or receipt. Promptly following Subscriber’s receipt of any such notice of existing or threatened infringement or Infringement Action, Issuer shall consult with Subscriber and consider in good faith Subscriber’s view in Issuer’s determination of the appropriate course of action to take with respect to such existing or threatened infringement or Infringement Action, subject to Section 5.9(b).
(b)Enforcement and Defense. Issuer agrees that it shall, or shall use commercially reasonable efforts to cause Licensee to (in each case, in accordance with and subject to the limitations contained in the License Agreement, including Sections 9.4 and 9.5 of the License Agreement), as applicable, (a) diligently enforce the Genfit Product-Specific Licensed

Patents or Joint Patents, as applicable, in the Ipsen Territory in accordance with Sections 9.4(b) and 9.4(c) of the License Agreement, (b) diligently defend against any alleged or threatened assertion of invalidity, unpatentability, or unenforceability of any Genfit Product-Specific Licensed Patents or Joint Patents in the Ipsen Territory, including any of the Genfit Product-

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Specific Licensed Patents or Joint Patents that are the subject of an enforcement action in subsection (a) (excluding, for clarity, prosecution actions which are the subject of Section 5.8), or
(c)diligently defend against the applicable Infringement Action in accordance with Section 9.5 of the License Agreement.
(c) Allocation of Proceeds and Costs of Enforcement and Defense. All Damages Payments shall be included in the Royalty Payments and paid to Fiduciaire, with such amounts to be held by Fiduciaire as assets of the Trust for the benefit of Subscriber and Issuer, according to their respective interests in Fiduciary Assets (which payments, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by the Fiduciaire to Subscriber as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). [***].
Section 5.10    Approval of Assignments of the License Agreement; Adverse
Claims.
(a)Promptly, and in any event within [***] Business Days, following receipt by Issuer of a written request from Licensee for Issuer’s consent to assign the License Agreement in whole or in part, Issuer shall provide notice of such request to Subscriber. Issuer and Subscriber shall consult with each other regarding whether to grant consent to such requested assignment. In any event, Issuer shall not consent to any such assignment without the prior written consent of Subscriber (such consent not to be unreasonably withheld, conditioned or delayed).

(b)Issuer may not assign the License Agreement in whole or in part without the prior written consent of Subscriber (such consent not to be unreasonably withheld, conditioned or delayed).
(c)Promptly, and in any event no later than [***] Business Days, following receipt of any executed assignment (in whole or in part) of the License Agreement by Licensee or Issuer, Issuer shall furnish a copy of such assignment to Subscriber.
(d)Except pursuant to the Transaction Documents or the Terns License Agreement or with respect to a Permitted Transaction, Issuer shall not assign, transfer or otherwise dispose of, or grant, incur or suffer to exist any Adverse Claims on, or with respect to, the License Agreement or other Transaction Documents, any Royalty Payments, any Receivables or any of Issuer’s right, title or interest in and to the Genfit Technology, without the prior written consent of Subscriber (such consent not to be unreasonably withheld, conditioned or delayed); provided that Issuer shall provide Subscriber with [***] days’ written notice prior to any Permitted Transaction and shall cooperate with Subscriber to ensure that the consummation of such Permitted Transaction would not reasonably be expected to adversely affect the Subscriber’s Interests in any material respect.
(e)Issuer shall not enter into any Contract or knowingly fail to take any action that would reasonably be expected to have an Issuer Material Adverse Effect.
Section 5.11    Confidentiality.

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(a)Confidentiality. Each Receiving Party shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives, as well as actual and potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, in each case who are bound by customary obligations and non-use prior to any such disclosure (such parties, “Permitted Recipients”)), and shall cause its Permitted Recipients (to whom Confidential Information is disclosed) to keep confidential and not disclose to any Person, any Confidential Information. The foregoing obligations shall continue until [***] years following the expiration or earlier termination of the License Agreement.
(b)Confidential Information. With respect to a Receiving Party, “Confidential Information” means all proprietary information (whether written or oral, or in electronic or other form, and whether furnished before or after the date of this Support Agreement) of the Disclosing Party or (solely in the case of Subscriber as Receiving Party) of Licensee that is disclosed to or accessed by such Receiving Party concerning, or relating in any way, directly or indirectly, to this Support Agreement, the License Agreement, the Royalty Payments or the Receivables, including
(i) this Support Agreement, the License Agreement, and any license, sublicense or other agreements involving or relating in any way, directly or indirectly, to the Receivables or the intellectual property, compounds or products giving rise to the Royalty Payments, whether or not such licenses, sublicenses or other agreements currently exist, are executed after the date hereof, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (ii) any Royalty Reports, other License Agreement

Correspondence, notifications, assignments, sublicense agreements, notices, requests, correspondence or other information furnished pursuant to this Support Agreement (including this Article V) and any other reports, data, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to this Support Agreement, the License Agreement, the Receivables or the intellectual property, compounds or products giving rise to the Royalty Payments, and including reports, data, materials, notices, correspondence or documents of any kind delivered pursuant to or under this Support Agreement or any of the other agreements referred to in clause (i), and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Receivables or the compounds or products giving rise to the Royalty Payments. Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate by competent written evidence (i) was at the time of disclosure to it (or shall thereafter, but prior to its publication, divulgence or use for the benefit of such Receiving Party or any of its Permitted Recipients, become, through no fault of such Receiving Party or its Permitted Recipients) a part of the public domain by publication or otherwise; (ii) was already properly and lawfully in its possession at the time it was received from the Disclosing Party (or if applicable, Licensee); (iii) was lawfully received from a third party who, to the knowledge of such party, was under no obligation of confidentiality to the Disclosing Party with respect thereto (or, if applicable, to Licensee); (iv) is independently invented, discovered or developed by the Receiving Party without use or reference

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to such information, (v) is required by Law to be disclosed (but only to the extent of such required disclosure and only after the Receiving Party provides a reasonable opportunity under the circumstances for the Disclosing Party (and, if applicable, Licensee) to review the planned disclosure and discuss the need for same); or (vi) is published with the mutual agreement of the parties. Notwithstanding anything to the contrary, nothing in this Section 5.11 shall be construed to restrict Issuer or Subscriber from making such disclosures with respect to the Transaction, including disclosures concerning the Transaction Documents, as may be required by applicable Law or by the rules and regulations of the stock exchanges on which shares of Issuer or Subscriber are listed.
(c)Confidentiality Provisions of the License Agreement. In no event shall either party disclose “Confidential Information” as defined in the License Agreement other than in conformity with the provisions thereof.
(d)Insider Trading. The Subscriber acknowledges that the Issuer is listed on the Regulated Market of Euronext in Paris and on NASDAQ and that, therefore, any information provided to the Subscriber or its Affiliates may constitute “inside information” or “material non- public information,” the receipt of which would trigger certain obligations on the use and communication of such information under applicable “market abuse” and “insider trading” laws and regulations.
Section 5.12 Public Announcements. Except for any press release announcing entry into the Transaction Documents and the Closing, and in each case as previously agreed between Issuer and Subscriber, or any other public announcement using substantially the same text as such press release, neither party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Support Agreement or the subject matter hereof without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rule (in which case the party hereto required to make such press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance). Subscriber hereby acknowledges and agrees that Issuer will disclose the terms of the Transaction Documents and file some or all of such Transactions Documents (with appropriate redactions) in its Form 20-F and in one or more Forms 6-K and Issuer agrees to allow the Subscriber reasonable time to review and will consider any comments Subscriber may have on such disclosures and filings.
Section 5.13 Licensee Instructions. Prior to the end of the Royalty Period, Issuer shall not, and shall cause the Fiduciaire not to, in each case without Subscriber’s prior written consent, deliver any further directions to Licensee regarding the payment of the Royalty Payments.
Section 5.14 Existence. Issuer shall, and shall use its commercially reasonable efforts to cause each of Fiduciaire and Trust to, (a) preserve and maintain its corporate or legal existence and (b) comply with its Organizational Documents.

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Section 5.15 Exclusivity. Prior to the earlier of (i) the Closing Date and (ii) October 16, 2025:
(a)Issuer shall not, and shall not permit or authorize any of its subsidiaries or Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes a Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or otherwise cooperate in any way with, any Competing Proposal. Issuer shall, and shall cause each of its subsidiaries, Affiliates and their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Competing Proposal or proposal or offer that would reasonably be expected to lead to a Competing Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, and (B) request the prompt return or destruction of all confidential information furnished with respect to any Competing Proposal or potential Competing Proposal during the six (6) months prior to the date of this Support Agreement, to the extent such return or destruction had not previously been requested. Nothing in this Section 5.15(a) shall prohibit Issuer, directly or indirectly through any Representative, from informing any person that Issuer is party to this Support Agreement and informing such person of the restrictions that are set forth in this Section 5.15(a).
(b)For purposes of this Support Agreement, “Competing Proposal” means, with respect to Issuer, any debt, revenue interest or synthetic royalty financing, monetization or other similar transaction targeted at a Licensed Product. For the avoidance of doubt, term loans, venture debt or other traditional loans or credit facilities not targeted at a Licensed Product shall not be deemed to be a Competing Proposal.

(c)In addition to its obligations set forth in Section 5.15(a), Issuer shall promptly advise Subscriber in writing in the event that Issuer or any of its Subsidiaries or Affiliates or its or their Representatives receives (i) any inquiry or request for information, discussion or negotiation that would reasonably be expected to lead to or that contemplates a Competing Proposal or (ii) any proposal or offer that would reasonably be expected to lead to a Competing Proposal, in each case together with a description of the material terms and conditions of any such inquiry, request, proposal or offer, the identify of the Person making such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person.
Section 5.16 OCEANEs Bondholder Consent. Issuer shall use its reasonable best efforts to obtain the OCEANEs Bondholder Consent as promptly as reasonably practicable following the date hereof. Issuer shall promptly and reasonably keep Subscriber apprised of the status of such efforts.

Section 5.17 Tax Cooperation. Issuer shall undertake commercially reasonable efforts to secure any available exemption or reduction of Permitted Tax Withholdings and to seek any available refunds in respect of any such withholdings. Issuer shall notify Subscriber in writing

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promptly (but in no event later than five (5) Business Days) following the receipt of any written notification that any withholding agent intends to make or has made any Permitted Tax Withholding.

Section 5.18 Further Actions. From and after the Closing, each of Subscriber and Issuer shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Support Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Support Agreement and the other Transaction Documents.
ARTICLE VI Indemnification

Section 6.1    Obligation of Parties to Indemnify.
(a)Indemnification by Issuer. Subject to the limitations set forth in this Article VI, from and after the Closing, Issuer shall indemnify Subscriber against any and all losses, liabilities, claims, costs and expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Subscriber or Subscriber’s Affiliates, directors, officers, employees and agents (each, a “Subscriber Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Issuer in this Support Agreement or in any other Transaction Document; and
(ii)any breach of any covenant of Issuer contained in this Support Agreement or any other Transaction Document.

(b)Indemnification by Subscriber. Subject to the limitations set forth in this Article VI, from and after the Closing, Subscriber shall indemnify Issuer against any and all Losses incurred by Issuer or Issuer’s Affiliates directors, officers, employees and agents (each a “Issuer Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Subscriber in this Support Agreement or in any other Transaction Document; and
(ii)any breach of any covenant of Subscriber contained in this Support Agreement or in any other Transaction Document.
Section 6.2    Procedures Relating to Indemnification for Third Party Claims.
(a)Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VI in respect of Losses arising out of or involving a claim or demand made by any Person other than Subscriber or Issuer against a Subscriber Indemnified Party or an Issuer Indemnified Party, as applicable (a “Third Party

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Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this Article VI (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VI except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that such counsel is reasonably acceptable to the Indemnifying Party and the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).
(c)Cooperation. The parties hereto shall cooperate in the investigation, defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the party controlling such litigation of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement, compromise or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim, does not involve any non-monetary penalties and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article VI if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.3 Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VI in respect of Losses that arise out of or involve a claim or demand other than a Third Party Claim, the

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Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VI except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
Section 6.4 Survival of Representations and Warranties. The representations and warranties contained in this Support Agreement shall survive the Closing solely for purposes of Section 6.1 and shall terminate on the date that is one (1) year after the termination of this Support Agreement pursuant to Section 7.13. No party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof.
Section 6.5 No Implied Representations and Warranties. Subscriber acknowledges and agrees that, other than the representations and warranties of Issuer specifically contained in Article III or the representations and warranties of Issuer included in any other Transaction Document or certificate delivered in connection herewith, there are no representations or warranties of Issuer either expressed or implied with respect to the Royalty Payments, the Receivables, the Genfit Technology, the License Agreement or the transactions contemplated hereby and thereby. In particular, Issuer hereby expressly disclaims any representation or warranty concerning the amount of Royalty Payments or Damages Payments that will be paid by Licensee or the timing of the receipt of any such payments, and shall have no liability hereunder or otherwise for any reduction in or delay of any such payments other than those that result from a breach of an express representation, warranty or covenant made by Issuer herein.
Section 6.6 Exclusive Remedy. The parties hereto acknowledge and agree that, as between Subscriber and Issuer, from and after the Closing, this Article VI shall provide the parties’ sole and exclusive remedy with respect to monetary damages for any matter or claim arising out of, relating to, or in connection with, this Support Agreement and the transactions contemplated hereby, except that any such claim or matter based upon fraud, deliberate or willful breach of covenant or willful misconduct shall not be subject to or limited by this Article VI and each of Subscriber and Issuer accordingly preserves all remedies available with respect to any such claim or matter based thereon. Issuer acknowledges that, to the extent that Issuer fails to pay any Subscriber Indemnified Party in respect of any Losses as required pursuant to this Article VI, such Subscriber Indemnified Party shall have recourse to the Receivables and other Fiduciary Assets which Issuer has placed in trust with the Fiduciaire for the benefit of Subscriber, to satisfy such Losses (it being understood that the foregoing shall not limit Subscriber’s ability to obtain recovery for any and all Losses directly from Issuer).
Section 6.7 Specific Performance. Each of the parties hereto acknowledges that the other party hereto may have no adequate remedy at law if it fails to perform any of its obligations under any Transaction Document. In such event, each of the parties hereto agrees that, notwithstanding Section 6.6, the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of such party’s obligations under the Transaction Documents.

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Section 6.8    Limitations on Damages.
(a)Notwithstanding anything to the contrary in this Support Agreement, except for Losses arising from a breach of confidentiality obligations under Section 5.11, in no event shall either party be liable for any special, indirect, incidental, exemplary, punitive, multiple or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, however, that the Subscriber shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 6, for Losses that include any portion of the Receivables that the Subscriber was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Support Agreement, and such portion of the Receivables shall not be deemed special, indirect, incidental, exemplary, punitive or consequential damages for any purpose of this Support Agreement. In no event shall Issuer’s aggregate liability hereunder (other than for an intentional or willful breach of any covenant hereunder) exceed the Fixed Amount less (i) all amounts which the holders of Bonds have collectively received on the Bonds (whether in form of payment of the agreed remuneration for the Bonds under clause 8.1 of the Terms and Conditions of the Bonds or repayment of the Bonds under clause 7 of the Terms and Conditions of the Bonds, and taking into account all amounts deemed to have been paid pursuant to the last paragraph of the definition of “Applicable Premium” under the Terms and Conditions of the Bonds) and (ii) all amounts collected or received by Subscriber pursuant to the exercise of its rights under this Article VI.
(b)Notwithstanding anything contained in this Support Agreement to the contrary, “material” and “Issuer Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Support Agreement shall be ignored and not given any effect for purposes of calculating the amount of any Losses, but not the determination of whether there has been a breach, which determination shall give full effect to all such materiality type qualifications.
(c)All indemnification payments made under this Support Agreement shall be treated by the parties as an adjustment to the Subscription Price for tax purposes, unless otherwise required by law.

ARTICLE VII MISCELLANEOUS

Section 7.1 Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Support Agreement, but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.
Section 7.2 Notices. All notices and other communications under this Support Agreement shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 7.2:
If to:         Address:         With a copy to:

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Issuer    Genfit S.A. Parc Eurasanté
885, Avenue Eugène Avinée 59120 Loos
France
Attention: [***]
Email: [***]

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210 U.S.A.
Attention: [***]Email: [***]

Subscriber    300 Atlantic Street, Suite 600
Stamford, CT 06901 Attention: [***]
Email: [***]

Morgan, Lewis & Bockius LLP 2222 Market Street
Philadelphia, PA 19103-3007 Attention: [***]
Email: [***]

All notices and communications under this Support Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, (c) [***] Business Days after being dispatched through a reputable courier service, or (d) seven days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
Section 7.3 Expenses. Except as otherwise set forth herein or in the other Transaction Documents, and except as set forth in the Transaction Expenses Letter, each of Issuer and Subscriber shall be responsible for its own (and Subscriber shall be responsible for those of Trust and Fiduciaire) fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Support

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Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 7.4    Assignment.
(a)By Issuer. Issuer shall not be entitled to assign any of its obligations and rights under this Support Agreement without the prior written consent of Subscriber (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, such consent shall not be required in connection with the merger or other consolidation of Issuer or the assignment of any Issuer’s obligations and rights by operation of law, so long as, the Person into which such Issuer party has been merged or consolidated or which has acquired such assets of Issuer has delivered evidence, in form and substance reasonably satisfactory to Subscriber, to Subscriber that such Person has assumed all of Issuer’s obligations under the Transaction Documents. Any purported assignment in violation of this Section 7.4(a) shall be null and void ab initio and of no effect.
(b)By Subscriber. Subscriber may assign this Support Agreement in whole or in part; provided that, without the express written consent of Issuer (such consent not to be unreasonably withheld, conditioned or delayed), Subscriber shall not assign or transfer this Support Agreement to (x) any Person that is set forth on Schedule 7.4(b) or (y) prior to Closing, any Person that is not both an Affiliate of Subscriber and an “Eligible Transferee” (as defined in the Bonds Subscription Agreement). Subscriber shall (and agrees to) provide at least [***]days’ prior written notice to Issuer of any assignment or transfer (or intention of any such assignment or transfer), and no assignment or transfer shall be effective under any circumstance and shall be null and void ab initio (regardless of whether such a written consent is needed from Issuer pursuant to the immediately preceding sentence) without Subscriber providing Issuer such a timely written notice. Any purported assignment in violation of this Section 7.4(b) shall be null and void ab initio and of no effect.
(c)Successors and Assigns. Subject to the provisions of Section 7.4(a), this Support Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors, assigns and transferees.
Section 7.5    Amendment and Waiver.
(a)This Support Agreement may be amended, modified or supplemented only in a writing signed by both parties hereto. Any provision of this Support Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver.
(b)No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties shall be effective to amend, modify, supplement or waive any provision of this Support Agreement.
Section 7.6 Entire Agreement. This Support Agreement (together with the other Transaction Documents) sets forth the entire agreement and understanding between the parties as to the subject matter hereof. All express or implied agreements and understandings, whether oral

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or written, heretofore made (other than other Transaction Documents) are superseded by this Support Agreement. The parties hereto agree that nothing contained in the Licensee Instruction Letter shall alter any of the obligations and rights contained in this Support Agreement.
Section 7.7 Independent Contractors. The parties to this Support Agreement recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.
Section 7.8 No Third Party Beneficiaries. This Support Agreement is for the sole benefit of Issuer and Subscriber and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person (including Trust or Fiduciaire), other than the parties and such successors and assigns, any legal or equitable rights hereunder.
Section 7.9 Governing Law. This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 7.10    Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.
(a)Any and all disputes, claims or controversies arising out of or relating to this Support Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the Transaction, (ii) any party’s rights and obligations under this Support Agreement,
(iii)the interpretation, validity or scope of any provision of this Support Agreement, (iv) the performance, breach, termination, or enforcement of this Support Agreement, (v) whether a particular dispute, claim or controversy is subject to arbitration under this Section 7.10, and (vi) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). Any party may commence the arbitration process by filing a written demand for arbitration with ICC and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in this Section 7.10. The arbitration shall be conducted according to the ICC Rules of Arbitration, or any successor provision thereto, and the place of the arbitration shall be in New York County, New York. The arbitration shall be conducted in English. The number of arbitrators shall be three (3). Issuer shall appoint one (1) arbitrator and Subscriber shall appoint one (1) arbitrator within twenty
(20) Business Days of the initiation of arbitration with ICC. The third (3rd) arbitrator, who shall act as chairman of the arbitration panel, shall be mutually chosen by the two (2) arbitrators appointed by, or on behalf of, Issuer and Subscriber. If such third (3rd) arbitrator is not chosen and nominated to ICC for appointment within thirty (30) days of the date of confirmation by ICC of the later of the two (2) party-appointed arbitrators, such arbitrator shall be promptly chosen by ICC subject to objections by the parties for any conflicts. The arbitrators selected shall be neutral and with experience in adjudicating matters under the law of the State of New York; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and ICC in good faith to select such other persons as may be available

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from ICC’s panel of neutrals with experience in adjudicating matters under the law of the State of New York. The arbitrators will have no authority to award damages not permitted by this Support

Agreement, other than injunctive relief or other equitable remedy to protect against the unauthorized use of intellectual property rights or Confidential Information. Each party shall bear its own costs and expenses and an equal share of the arbitrators and administrative fees of arbitration. The award of the arbitrators shall be accompanied by a reasoned opinion. The foregoing shall be without prejudice to the right of any party to seek injunctive relief or other equitable remedy before any court of competent jurisdiction in any place where any unauthorized use of its intellectual property rights or Confidential Information occurs or threatens to occur.
(b)To the fullest extent permitted by applicable Law, the details of any arbitration pursuant to this Section 7.10, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7.10 and who are obligated to keep such information confidential to the same extent as such party; and provided, further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrators’ award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(c)The provisions of this Section 7.10 may be enforced by any court of competent jurisdiction.
(d)The provisions of Section 6.7 shall apply to this Support Agreement and disputes related thereto and may be enforced by any court of competent jurisdiction.
(e)THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS SUPPORT AGREEMENT. ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS SUPPORT AGREEMENT WILL BE DECIDED PURSUANT TO THIS SECTION 7.10 WITHOUT A JURY, AND ANY PARTY MAY FILE A COPY OF THIS SUPPORT AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

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Section 7.11 Severability. If any term or provision of this Support Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Support Agreement, which shall remain in full force and effect and the parties shall replace such term or provision with a new term or provision permitted by Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.
Section 7.12 Counterparts. This Support Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
Section 7.13    Termination of Agreement.
(a)Prior to the Closing, this Support Agreement and the other Transaction Documents may be terminated by either Issuer or Subscriber, by written notice to the other, if the OCEANEs Bondholder Consent has not been obtained within one-hundred twenty (120) days of the date hereof and, upon delivery of such notice, this Support Agreement and the other Transaction Documents shall have no further force or effect; provided that Section 5.15 (Exclusivity) shall survive any termination of this Support Agreement by Issuer pursuant to this Section 7.13(a).
(b)From and after the Closing, unless earlier mutually terminated by Subscriber and Issuer, this Support Agreement shall continue in full force and effect until such time as Subscriber has received the last payment of the Bonds pursuant to the Bonds Subscription Agreement, at which point this Support Agreement shall terminate, save for any rights, obligations or claims of any party which have accrued prior to such termination.
(c)The following provisions shall survive any termination of this Support Agreement pursuant to Section 7.13(b): Section 5.4(b) (Audits of Licensee), Section 5.11 (Confidentiality), Section 5.12 (Public Announcements), Article VI (Indemnification) and Article VII (Miscellaneous); provided, however, that Section 5.4(b) shall terminate on the first anniversary of the date of termination of this Support Agreement pursuant to Section 7.13(b).
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IN WITNESS WHEREOF, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

Issuer:

Genfit S.A.

By:    /S/ Pascal Prigent     Name: Pascal Prigent
Title: CEO

[Signature Page to Royalty Bond Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Subscriber:

HCRX Investments HoldCo, L.P.

By: HCRX Master GP, LLC, its general partner

By:    /S/ Clarke Futch     Name: Clarke Futch
Title: Chairman, Chief Executive Officer, Managing Partner &
Investment Committee Chairman

[Signature Page to Royalty Bond Support Agreement]

Exhibit A
Form of Licensee Instruction Letter

[***]

Exhibit B Legal Opinions

[***]

Schedule 7.4(b) Restricted Assignment Parties
[***]